Exhibit 99.1

February 9, 2023

Dear Fellow Shareholders:

For the full year 2022:

•
GAAP Revenue grew 13% to approximately $297.5 million; Adjusted Revenue1 grew 9% to approximately $299.2 million.
•
Net income was approximately $41.6 million, an increase of 4285%; Adjusted EBITDA1 grew 16% to $122.4 million. Net income margin was 14%. Adjusted EBITDA Margin1 was 41%.
•
GAAP Gross margin was 74%; Adjusted Gross Margin1 was 77%.
•
Longer-Term Revenue grew 18% to $123.5 million, representing 41% of total revenue.
•
Cash flow from operations was $90.7 million; Free Cash Flow1 was $76.7 million.

For Q4 2022:

•
GAAP revenue was approximately $73.0 million, a decrease of 5%; Adjusted Revenue1 decreased 7% to approximately $73.0 million.
•
Net income was approximately $7.2 million, an increase of 145%; Adjusted EBITDA1 decreased 9% to $29.5 million. Net income margin was 10%; Adjusted EBITDA Margin1 was 40%.
•
GAAP Gross Margin was 73%; Adjusted Gross Margin1 was 76%.
•
Longer-Term Revenue grew 5% to $29.0 million, representing 40% of total revenue.
•
Cash flow from operations was $19.8 million; Free Cash Flow1 was $16.6 million.

The technology market has materially worsened since November. Based on third party data, over 1,000 technology companies have announced layoffs of some size, including many of our largest customers. As you would expect, selling to companies that have recently done layoffs is extremely challenging as we are seeing general anxiety, elongated sales cycles, budget cuts and freezes at many of our customers. There is extra scrutiny on large line item expenses. There are some predictable trends in our revenues. The economy in Europe is in worse shape as our International revenues were down 9% in the quarter compared to our North American revenues being down 3%.

___________________

1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

1 of 14

While we are optimistic about our long term opportunity, we are making several adjustments on the expense side to deal with the current weak macro environment. We reduced headcount by approximately 5% in December resulting in approximately $7 million in annual savings. We are actively trying to sublease our excess office space and have instituted a hiring freeze for the next 90 days with very limited exceptions. In addition, we are taking this opportunity to focus on streamlining and efficiency, especially related to disparate systems from acquired companies.

We are planning for 2023 revenues to decline between 11% and 14%. We are now targeting an Adjusted EBITDA margin of approximately 35%. We believe an Adjusted EBITDA Margin of 35% is the right balance of healthy margins and cash flow, while still investing in the long term opportunity that we are bullish on. The big trends that we have benefitted from over the past few years are still in place, including the modernization of the sales and marketing organization with automation and first party purchase intent data, growing sensitivity and regulation around internet privacy and the demographic transition of younger buyers who want to do more self-service due diligence and have less interactions with vendor sales reps.

We believe we have significant competitive advantages in all of these areas. We have some of the best buyers content on the web in the Enterprise IT Market. Over 95% of our traffic is unpaid. We have over 1.2 million page one rankings on Google. Our traffic from organic search grew 50% in 2022. We added over 1 million new registered members in 2022, bringing our total number of registered members to over 30 million, each of whom has given us permission to observe the content they are consuming and share that information and their contact information with relevant vendors. This unrivaled combination of content and audience lets us provide our customers with unmatched first party purchase intent data at both the account and individual prospect level.

We at TechTarget have a strong track record of leveraging our market leadership and financial strength during downturns to set us up for large gains when the recovery comes. We are following this playbook again. There are two major product areas that we plan to focus on in the near term. The first is Priority Engine. We have a robust product road map for both the sales and marketing modules. We are planning improvements for our Salesforce interface, ROI Dashboard and Sales Alerts. The second major product area is our Content Enablement Services and our Content to Close concept that takes advantage of our unique end-to-end capabilities. We believe that these are both meaningful opportunities in the early stages where we possess significant competitive advantage.

In regards to capital allocation, we continue to purchase and retire shares at what we believe are attractive prices under our previously announced $200 million repurchase program. We are actively looking for acquisitions that either enhance our product capabilities, similar to BrightTALK and Enterprise Strategy Group or get us into new technology enabled vertical markets like XTelligent.

Below are some customer KPIs that we release annually. We are pleased that we added 539 new customers, 33 new $100K customers and 6 new $1 million customers. These metrics were all tracking very well through the first 3 quarters but were adversely affected by the weak macro in Q4, especially the Same Customer Sales metric.

2 of 14

Key Customer Metrics

	2022	2021	2020
Number of Customers	3,411	2,872	1,585
Customers spending $100k+	447	414	225
Customers spending $1m+	49	43	25
Same Customer Sales(a)	100%	150%	120%

(a) Same Customer Sales is defined as (x) the sum of the GAAP revenue attributable to all Retained Customers for the year presented divided by (y) the sum of the GAAP revenue attributable to such Retained Customers for the prior year. We define a “Retained Customer” as a customer that made at least one purchase in both the year presented and the year preceding the year presented.

Balance Sheet and Liquidity

As of December 31, 2022, we had approximately $364.7 million in cash, cash equivalents and short-term investments.

As of December 31, 2022, we had approximately $465 million outstanding aggregate principal of convertible senior notes, which are convertible into shares of our common stock contingent upon the satisfaction of certain conditions contained within the applicable note indenture. Our 2025 convertible senior notes ($51 million aggregate principal amount outstanding as of December 31, 2022) bear interest at 0.125% per annum, have regular semi-annually interest payments (June and December) and mature in December 2025. Our 2026 convertible senior notes ($414 million aggregate principal amount outstanding as of December 31, 2022) do not bear interest and mature in December 2026. We also have $75 million available under our revolving credit facility with a $5 million letter-of-credit sublimit and a maturity date of October 29, 2023.

Common Stock Repurchase Plan

During the quarter ended December 31, 2022, we repurchased 676,746 shares of our common stock for an average price of $50.02 per share for a total expenditure of $33.9 million, under our share buyback programs approved by our board of directors in May 2022 (“May 2022 Program”) and November 2022 (“November 2022 Program”). As of December 31, 2022, the May 2022 Program expired. As of December 31, 2022, $185.1 million remained available under the November 2022 Repurchase Program.

Q1 2023 and full year 2023 Guidance

For Q1 2023, we expect GAAP revenue to be between $56.0 million and $58.0 million. We expect Q1 2023 net income to be between $0.2 million and $0.9 million and Adjusted EBITDA1 to be between $16.5 million and $17.5 million.

For 2023, we expect GAAP revenue to be between $255.0 million and $265.0 million. We expect net income to be between $16.2 and $23.2 million and Adjusted EBITDA1 to be between $85.0 million and $95.0 million.

___________________

1 Non-GAAP measures. See “Non-GAAP Financial Measures” for definitions and reconciliations.

3 of 14

Summary

We are staying very close to our customers during this uncertain period. Internally, we are focused on expense management and increasing efficiency which will allow us to continue to invest in the large opportunities we see that will especially pay off when there is a recovery.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

© 2022 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 9:00 a.m. (Eastern Time) today (February 9, 2023). Our Letter to Shareholders with supplemental financial information will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the investor relations website at https://investor.techtarget.com. The conference call can also be heard via telephone by dialing:

•
United States (Local): 1 646 904 5544
•
United States: 1 844 200 6205
•
Canada (Toll Free): 1 833 950 0062
•
Canada (Local): 1 226 828 7575
•
All Other Locations: + 1 929 526 1599
•
Access code: 657454
•
Please access the call at least 10 minutes prior to the time the conference is set to begin.
•
Please ask to be joined into the TechTarget call.

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning February 9, 2023 one (1) hour after the conference call through March 11, 2023. To listen to the replay:

•
United States (Toll Free): 1 866 813 9403
•
United States (Local): 1 929 458 6194
•
Canada: 1 226 828 7578
•
United Kingdom (Local): 0204 525 0658
•
All other locations: +44 204 525 0658
•
Access Code: 036323

The webcast replay will also be available on https://investor.techtarget.com during the same period.

4 of 14

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Net Income, Adjusted Net Income Per Share and Free Cash Flow, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with GAAP.

“Adjusted EBITDA” means earnings before net interest, other income and expense such as asset impairment (including expenses related to the induced conversion of our 2025 convertible notes), income taxes, depreciation and amortization, as further adjusted to include the impact of the fair value adjustments to contingent consideration and acquired unearned revenue and to exclude stock-based compensation and other one-time charges, such as costs related to acquisitions or reduction in forces expenses, if any.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by Adjusted Revenue.

“Adjusted Gross Margin” means Adjusted Gross Profit divided by Adjusted Revenue.

“Adjusted Gross Profit” means gross profit adding back the effects of stock compensation, depreciation and amortization, and the impact of fair value adjustments to acquired unearned revenue.

“Adjusted Net Income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on our debt instruments (including expenses related to the induced conversion of our 2025 convertible notes), impact of the fair value adjustment to contingent consideration and acquired unearned revenue and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted Net Income Per Share” means Adjusted Net Income divided by adjusted weighted average diluted shares outstanding. We adjust the average diluted shares outstanding to include shares on the if converted basis for our convertible note.

“Adjusted Revenue” means revenue recorded in accordance with GAAP plus the impact of fair value adjustments to acquired unearned revenue in accordance with ASC 805, Business Combinations.

“Free Cash Flow” means the change in net cash provided by operations less purchases of equipment and other capitalized assets.

“Longer-Term Contracts” means contracts in excess of 270 days.

“Longer-Term Revenue” means the amount of revenue subject to Longer-Term Contracts.

“Revenue from Our Legacy Global Customers” means GAAP revenue from this cohort of customers.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definitions of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA margin, Adjusted Gross Margin, Adjusted Net Income, Adjusted Revenue and Adjusted Net Income Per Share, may not be comparable to the definitions as reported by other companies. We believe that these measures provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA, Adjusted Revenue growth and the percentage of revenue under Longer-Term Contracts are used as the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted Net Income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, such as costs related to acquisitions and interest on our debt instruments. Free Cash Flow represents net cash provided by operating activities excluding purchases of property and equipment and other capitalized

5 of 14

assets. Free Cash Flow provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and other capitalized assets, which can then be used to, among other things, invest in the business and make strategic acquisitions. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period. We use revenue from our legacy global customers to monitor customer concentration trends within the Company, which we deem an important metric for evaluating revenue diversification. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables, except that full reconciliations of certain forward-looking non-GAAP measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including but not limited to, stock-based compensation and other one-time charges such as acquisitions.

6 of 14

Cautionary Note Regarding Forward-Looking Statements

This shareholder letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or referenced in this shareholder letter that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, third-party privacy initiatives, GDPR and other similar laws, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this shareholder letter and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve important risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the impact of the COVID-19 pandemic, or future health pandemics and any related economic downturns, on our business, operations, and the markets in which we and our customers operate; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; the impact of foreign currency exchange rates; certain macroeconomic factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and interest rate fluctuations on our results and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

7 of 14

TechTarget, Inc.

Consolidated Balance Sheet

(in 000’s, except per share data)

	December 31,
	2022	2021
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$344,523	$361,623
Short-term investments	20,210	20,076
Accounts receivable, net of allowance for doubtful accounts of $4,494 and $2,514, respectively	60,359	51,095
Prepaid taxes	—	51
Prepaid expenses and other current assets	5,745	5,266
Total current assets	430,837	438,111
Property and equipment, net	22,507	18,720
Goodwill	192,227	197,073
Intangible assets, net	95,517	110,390
Operating lease assets with right-of-use	20,039	23,339
Deferred tax assets	2,945	474
Other assets	645	893
Total assets	$764,717	$789,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,298	$3,783
Current operating lease liability	4,099	4,073
Accrued expenses and other current liabilities	10,935	16,638
Accrued compensation expenses	4,643	14,540
Income taxes payable	7,827	474
Contract liabilities	27,086	30,492
Total current liabilities	57,888	70,000
Non-current operating lease liability	20,371	24,021
Convertible senior notes	455,694	453,194
Other liabilities	—	2,779
Deferred tax liabilities	13,290	16,249
Total liabilities	547,243	566,243
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 57,919,501 and 57,144,740 shares issued, respectively; 29,023,093 and 29,633,898 shares outstanding, respectively	58	57
Treasury stock, at cost; 28,896,408 and 27,510,842 shares, respectively	(278,876)	(199,796)
Additional paid-in capital	425,458	383,436
Accumulated other comprehensive income	(9,537)	298
Retained earnings	80,371	38,762
Total stockholders’ equity	217,474	222,757
Total liabilities and stockholders’ equity	$764,717	$789,000

8 of 14

TechTarget, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenue	$73,035	$76,996	$297,488	$263,427
Cost of revenue(1)	19,025	19,066	75,740	68,153
Amortization of acquired technology	651	748	2,748	3,055
Gross profit	53,359	57,182	219,000	192,219
Operating expenses:
Selling and marketing(1)	25,765	26,649	100,800	95,757
Product development(1)	3,358	3,392	12,348	11,639
General and administrative(1)	7,831	8,900	31,882	34,975
Restructuring cost for a reduction in force(1)	4,435	—	4,435	—
Depreciation, excluding depreciation of $778, $571, $2,758, $1,901 included in cost of revenues	1,939	1,571	7,218	5,634
Amortization	1,515	4,603	5,624	9,860
Total operating expenses	44,843	45,115	162,307	157,865
Operating income	8,516	12,067	56,693	34,354
Interest and other income (expense), net	2,514	(21,894)	861	(23,275)
Income (loss) before provision for income taxes	11,030	(9,827)	57,554	11,079
Provision for income taxes	3,841	6,138	15,945	10,130
Net income (loss)	$7,189	$(15,965)	$41,609	$949
Other comprehensive income (loss), net of tax:
Unrealized income (loss) on investments (net of tax provision effect of $(2), $3, $64, and $3, respectively)	$6	$(11)	$(225)	$(11)
Foreign currency translation gain (loss)	6,578	419	(9,610)	(1,302)
Other comprehensive income (loss)	6,584	408	(9,835)	(1,313)
Comprehensive income (loss)	$13,773	$(15,557)	$31,774	$(364)

Net income (loss) per common share:
Basic	$0.24	$(0.55)	$1.41	$0.03
Diluted	$0.23	$(0.55)	$1.30	$0.03
Weighted average common shares outstanding:
Basic	29,437	28,972	29,589	28,434
Diluted	33,383	28,972	34,072	29,474

(1) Amounts include stock-based compensation expense as follows:

Cost of revenue	$825	$816	$2,978	$2,147
Selling and marketing	6,917	6,179	23,803	18,542
Product development	395	814	1,617	1,729
General and administrative	3,571	3,751	12,814	16,070
Restructuring cost for a reduction in force	2,295	—	2,295	—

9 of 14

TechTarget, Inc.

Consolidated Statements of Cash Flows

(in 000’s, except per share data)

	For the Years Ended December 31,
	2022	2021
Operating Activities:	(Unaudited)	(Unaudited)
Net income	$41,609	$949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,976	7,535
Amortization	8,372	12,915
Provision for bad debt	2,239	904
Stock-based compensation	43,507	38,550
Amortization of debt issuance costs	2,500	1,364
Deferred tax provision	(4,205)	2,849
Induced conversion expenses	—	21,229
Changes in operating assets and liabilities:
Accounts receivable	(12,463)	(11,820)
Operating lease assets (ROU)	2,895	1,738
Prepaid expenses and other current assets	(427)	(1,175)
Other assets	225	91
Accounts payable	(401)	(517)
Income taxes payable	5,818	1,526
Accrued expenses and other current liabilities	1,755	(7,586)
Accrued compensation expenses	(2,599)	12
Operating lease liability (ROU)	(2,975)	(1,483)
Contract liabilities	(2,345)	14,806
Other liabilities	(2,779)	(188)
Net cash provided by operating activities	90,702	81,699
Investing activities:
Purchases of property and equipment, and other capitalized assets	(14,028)	(12,631)
Purchases of investments	(422)	(20,007)
Acquisitions of business, net of acquired cash	—	(24,346)
Net cash used in investing activities	(14,450)	(56,984)
Financing activities:
Tax withholdings related to net share settlements	(9,418)	(370)
Purchase of treasury shares and related costs	(79,080)	—
Proceeds from exercise of stock options	391	16
Issuance of common stock from ESPP	355	—
Registration fees	—	(29)
Payment of earnout liabilities	(5,206)	(1,059)
Debt issuance costs	—	(10,950)
Proceeds from the issuance of convertible senior notes	—	414,000
Payments for repurchase and conversion of convertible senior notes	—	(147,149)
Net cash provided by (used in) financing activities	(92,958)	254,459
Effect of exchange rate changes on cash and cash equivalents	(394)	(167)
Net increase (decrease) in cash and cash equivalents	(17,100)	279,007
Cash and cash equivalents at beginning of period	361,623	82,616
Cash and cash equivalents at end of period	$344,523	$361,623
Supplemental disclosure of cash flow information:
Cash paid for taxes, net	$12,577	$5,477
Schedule of non-cash investing and financing activities:
Right of use assets and lease liabilities	$740	$2,863

10 of 14

TechTarget, Inc.

Reconciliation of Revenue to Adjusted Revenue

(in 000’s)

	For Three Months Ended December 31,		For Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenue	$73,035	$76,996	$297,488	$263,427
Impact of fair value adjustment on acquired unearned revenue	—	1,417	1,676	11,476
Adjusted Revenue	$73,035	$78,413	$299,164	$274,903

TechTarget, Inc.

Reconciliation of Gross Profit to Adjusted Gross Profit and Gross Margin to Adjusted Gross Margin

(in 000’s)

	For Three Months Ended December 31,		For Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Gross Profit	$53,359	$57,182	$219,000	$192,219
Stock compensation	825	816	2,978	2,147
Depreciation and amortization	1,429	1,319	5,506	4,956
Impact of fair value adjustment of acquired unearned revenue	—	1,417	1,676	11,476
Adjusted Gross Profit	$55,613	$60,734	$229,160	$210,798
Gross Margin	73%	74%	74%	73%
Adjusted Gross Margin	76%	77%	77%	77%

TechTarget, Inc.

Reconciliation of Cash Provided by Operations to Free Cash Flow

(in 000’s)

	For Three Months Ended December 31,		For Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net cash provided by operating activities	$19,782	$24,613	$90,702	$81,699
Purchases of property and equipment, and other capitalized assets, net	(3,169)	(3,386)	(14,028)	(12,631)
Free Cash Flow	$16,613	$21,227	$76,674	$69,068

11 of 14

TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA and Net Income Margin to Adjusted EBITDA Margin

(in 000’s)

	For Three Months Ended December 31,		For Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income (loss)	$7,189	$(15,965)	$41,609	$949
Interest (income) expense, net	(2,027)	21,653	(1,820)	22,805
Provision for income taxes	3,841	6,138	15,945	10,130
Depreciation and amortization	4,883	7,493	18,348	20,450
EBITDA	13,886	19,319	74,082	54,334
Stock-based compensation expense(1)	11,708	11,560	41,212	38,488
Restructuring cost for a reduction in force	4,435	—	4,435	—
Other expense, net, including acquisition costs of $0, $55, $0 and $612, respectively	(487)	296	958	1,082
Impact of fair value adjustment on acquired unearned revenue	—	1,417	1,676	11,476
Adjusted EBITDA	$29,542	$32,592	$122,363	$105,380
Net income (loss) margin	10%	-21%	14%	0.4%
Adjusted EBITDA margin	40%	42%	41%	38%

(1)
Stock based compensation expense excludes $2.3 million of stock based compensation included in restructuring cost for a reduction in force for the three and twelve months ended December 31, 2022.

12 of 14

TechTarget, Inc.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net income (loss)	$7,189	$(15,965)	$41,609	$949
Provision for income taxes	3,841	6,138	15,945	10,130
Net income (loss) before taxes	11,030	(9,827)	57,554	11,079
Amortization of intangible assets	2,166	5,351	8,372	12,915
Acquisition and other NR costs	—	54	—	612
Stock-based compensation expense(1)	11,708	11,560	41,212	38,488
Restructuring cost for a reduction in force	4,435	—	4,435	—
Foreign exchange loss, impairment and interest expense	278	21,913	3,726	23,328
Impact of fair value adjustment on acquired unearned revenue	—	1,417	1,676	11,476
Adjusted income tax provision(2)	(6,820)	(8,649)	(29,757)	(26,120)
Adjusted net income	$22,797	$21,819	$87,218	$71,778

Net income (loss) per diluted share(3)	$0.23	$(0.55)	$1.30	$0.03
Weighted average diluted shares outstanding	33,383	28,972	34,072	29,474

Adjusted net income per diluted share	$0.68	$0.66	$2.56	$2.22
Adjusted weighted average diluted shares outstanding(4)	33,383	32,815	34,072	32,350

(1)
Stock based compensation expense excludes $2.3 million of stock based compensation included in restructuring cost for a reduction in force for the three and twelve months ended December 31, 2022.
(2)
Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(3)
Includes add back of $0.6 million and $2.6 million in interest expense for the 2025 and 2026 notes for the three and twelve months ended December 31, 2022, respectively and add back of $0.4 million and $1.6 million in interest expense for the 2025 and 2026 notes for the three and twelve months ended December 31, 2021, respectively.
(4)
Adjusted weighted average diluted shares outstanding for the three and twelve months ended, December 31, 2022 includes 4.1 million shares and 4.6 million shares respectively, related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond. Adjusted weighted average diluted shares outstanding for both the three and twelve months ended, December 31, 2021 includes 3.9 million shares related to unvested stock awards calculated using the treasury method and the dilutive impact on the if converted basis of our convertible bond.

13 of 14

TechTarget, Inc.

Financial Guidance for the Three Months Ended March 31, 2023

(in 000’s)

(Unaudited)

	Three Months Ended March 31, 2023
	Range
Revenue	$56,000	$58,000

Net income	$200	$900
Depreciation, amortization and stock-based compensation	17,700	17,700
Interest and other expense, net	(1,600)	(1,600)
Provision for income taxes	200	500
Adjusted EBITDA	$16,500	$17,500

TechTarget, Inc.

Financial Guidance for the Year Ended December 31, 2023

(in 000’s)

(Unaudited)

	For the Year Ended December 31, 2023
	Range
Revenue	$255,000	$265,000

Net income	$16,200	$23,200
Depreciation, amortization and stock-based compensation	68,200	68,200
Interest and other expense, net	(6,400)	(6,400)
Provision for income taxes	7,000	10,000
Adjusted EBITDA	$85,000	$95,000

14 of 14